                                                                   EXHIBIT 10.10

                             EMPLOYMENT AGREEMENT

     This Agreement is made and entered into as of February 20, 2000, by and between M. Carroll Benton ("Executive") and XCEL Management, Inc. (the "Company").

                                    RECITALS

     A. A. Executive desires employment as an employee of the Company and the Company desires to retain the full-time services of Executive.

     B. The parties hereto desire to enter into this Agreement in order to set forth the respective rights, limitations and obligations of both the Company and Executive with respect to the employment of Executive by the Company.

     NOW, THEREFORE, in consideration of the employment of Executive by the Company, the compensation paid to Executive, and the other mutual promises hereinafter contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

     1.1. EMPLOYMENT. The Company agrees to employ Executive and Executive hereby accepts such employment from the Company upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and continuing for a period of three years ("Initial Term"), unless earlier terminated as provided in this Agreement. This Agreement shall be automatically renewed for a one-year period ("Renewal Term"), unless this Agreement is terminated by either party at least 30 days prior to the end of the Initial Term (the Initial Term and any Renewal Term shall be referred to as the "Employment Period"). The Renewal Term will continue from year-to-year unless either party terminates the Agreement at least 30 days prior to the expiration of any Renewal Term.

     2. SERVICES. Executive shall serve the Company in the roles of Chief Administrative Officer and Controller. During the Employment Period, Executive shall devote her best efforts and all of her business time and attention to the business and affairs of the Company. Executive shall perform her duties and responsibilities to the best of her abilities in a diligent, trustworthy, businesslike and efficient manner. Executive shall also perform such other duties, and may have job responsibilities and titles modified from time to time as may be requested by resolution of the Company, provided such duties and job titles shall be consistent with the level of responsibility currently held by Executive.

     3. EXPENSES. Executive shall be entitled to reimbursement for her ordinary and necessary business expenses incurred in the performance of her duties under this Agreement, including office, travel and business development expenses, if supported by reasonable documentation as required by the Company in accordance with its usual practices.

     4.   COMPENSATION.

          a.a. Salary. During the Employment Period, the Company will pay Executive the compensation set forth in Exhibit 1 hereto. Executive's
                                             ---------
     compensation shall be reviewed annually by the Board of Directors and/or their designees. Executive's compensation may not be reduced during the Employment Period without the written consent of the Executive.

          b.b. Benefits and Vacation. During the Employment Period, Executive shall be entitled to the Benefits (including health insurance) as set forth on Exhibit 1 hereto.
        ---------

          c. Stock Options. During the Employment Period, Employee shall be eligible for stock options as set forth on Exhibit 2 hereto and the
                                                ---------
     accompanying Stock Option Agreement.

     5. TERMINATION. Executive's employment with the Company will continue throughout the Employment Period unless earlier terminated pursuant to Section 1 of this Agreement or pursuant to any of the following provisions:

          a. Termination by the Company for Cause. The Company shall have the right to immediately terminate Executive's employment at any time for "Cause" by giving Executive written notice of the effective date of termination (which effective date may be the date of such notice). For purposes of this Agreement, Cause includes:

               (i) any act by Executive of fraud or dishonesty, including but not limited to stealing or falsification of Company records, with respect to any aspect of the Company's business;
               (ii) acceptance of employment with any other employer except upon written permission of the Board of Directors of the Company;
               (iii) misappropriation of Company funds or of any corporate opportunity;
               (iv) conviction of Executive of a felony, or of a crime that the Company, in its sole discretion, determines involves an act or subject matter which may reflect negatively on the Company's reputation or business (or a plea of nolo contender thereto);
               (v) substantial failure by Executive to perform hereunder after 60 days notice of such failure and explanation of such failure of performance, which is reasonably determined by the Board of Directors to be injurious to the business or interests of the Company;
               (vi) acts by Executive which constitutes a breach of any fiduciary duty owed to the Company by Executive; or

     If the Company terminates Executive's employment for (i) through (iv) above, the Company shall have no further obligations hereunder from and after the effective date of termination and shall have all other rights and remedies available under this or any other agreement and at law or in equity, and Executive shall be entitled to nothing else. If the Company terminates Executive's employment for (v) or (vi) above, the Company shall provide Executive with severance payments equal to the Executive's annual salary as of the date of her termination. Such severance payments shall be paid within sixty
(60) days of the termination date and shall be subject to the Gross-up provisions contained in Paragraph 6(c)(iii) and Appendix A of this Agreement.

     b. Termination by the Company without Cause. The Company shall have the right to terminate Executive for any reason upon sixty- (60) day's notice. If the Company terminates the Executive for any reason other than "Cause" as addressed above, the Company shall provide Executive with severance payments equal to twice the Executive's annual salary as of the date of her termination. Such severance payments shall be paid within sixty (60) days of the termination date and shall be subject to the Gross-up provisions contained in Paragraph 6(c)(iii) and Appendix A of this Agreement. The Company shall also provide Executive with fully paid medical benefits, of the type Executive maintained as of the termination date, for a period of eighteen (18) months after the termination date.

     c. Voluntary Termination by Executive. Except as provided in Section 6, in the event that Executive's employment with the Company is terminated by Executive prior to the end of the Employment Period, the Company shall have no further obligations hereunder from and after the date of such termination.

     d. Termination Upon Death or Disability. Except as set forth in the last sentence of this paragraph, in the event that Executive shall die or become disabled during the Employment Period, Executive's employment hereunder shall terminate (such termination being treated for purposes of this Agreement as if Executive had not been terminated for "Cause" pursuant to subsection a (above) and the Company shall pay to Executive or her estate, as applicable, any compensation due that would otherwise have been payable through the date of death [or the term of this Agreement if Executive becomes disabled]. For purposes of this Agreement, Executive shall become "disabled" if he shall become, because of illness or incapacity, unable to perform the essential functions of her job under the Agreement with or without reasonable accommodation for a continuous period of 90 days during the Employment Period. if Executive shall become disabled, the Company agrees that for a period of one year from the date Executive becomes disabled, Executive shall have the right to return to the employ of the Company on the same terms and conditions as set forth in this Agreement.

6.   CHANGE IN CONTROL.

     a.   For purposes of the Agreement, "Change of Control" means the
                                          -----------------
occurrence of any of the following events:

     i. any "person" or "group" as such terms are used under Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than the Company, any trustee or any other fiduciary holding securities under an employee benefit plan of the Company, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), of securities of the Company representing thirty percent (30%) or more of the combined voting power of Company's voting securities then-outstanding;

     ii. during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company cease for any reason to constitute a majority thereof (unless the election, or nomination for election by the Company's stockholders, of such director was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved);

     iii. The Company completes a merger or consolidation of the Company with another corporation, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than eighty percent (80%) of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
          (B) a merger or consolidation affected to implement a recapitalization of the Company (or similar transaction) in which no "person" (as herein above defined) acquires more than thirty percent (30%) of the combined voting power of the Company's then-outstanding voting securities; or

     iv. the stockholders of the Company approve a plan of complete liquidation of the Company or any agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

     b.   For purposes of this Agreement, "Good Reason" means the occurrence of
                                           -----------
          any of the following events:

          i.   i.   the reduction of the Executive's job title, position or
               responsibilities without the Executive's prior written consent;

          ii. the change of the location where the Executive is based to a location which is more than fifty (50) miles from her present location without the Executive's prior written consent; or

          iii. the reduction of the Executive's annual compensation by more than ten percent (10%) from the sum of the higher rate of the Executive's actual annual compensation in effect within two years immediately preceding the Change of Control.

          Executive shall give the Company fifteen (15) business days notice of an intent terminate this Agreement for "Good Reason" as defined in this Section 6, and provide the Company with ten (10) business days after receipt of such notice from Executive to remedy the alleged violation of subparagraphs 6(b)(i)(ii), or (iii).


     c.   Benefits Upon Change in Control

          i.   i.   Severance Benefits. If the Executive's employment with
                    ------------------
               Employer is terminated (i) by the Company (or by the acquiring or successor business entity following a Change of Control) other than for Cause or death, or (ii) by the Executive for Good Reason, in either event within a period beginning one hundred and eighty (180) days before, and ending two (2) years after, the date of a Change of Control (the "Change Period"), the Executive shall receive a severance benefit in an amount equal to two (2) times the sum of:

               (1) (1) the Executive's highest annual cash base salary in effect within two (2) years immediately preceding the Change of Control; plus

               (2) the average of the Executive's annual bonuses paid for the two (2) calendar years immediately preceding the Change of Control.

               In addition, for eighteen months following the date of termination of the Executive's employment in circumstances in which a severance payment is due hereunder, the Company shall provide the Executive health and other welfare benefits that are not less favorable to the Executive than those to which he was entitled immediately prior to the Change in Control. Provided however, the Company shall have no obligation to provide Executive with any compensation under this Section 6 if Executive is in breach or violation of any of the covenants contained in Sections 7, 9, 10, and 12.

          ii.  Form of Payment. The amount of the severance benefit provided in
               ---------------
               Paragraph 6(c)(i) hereof shall be paid to Executive in two (2) equal installments, the first installment payable as soon as practicable after the occurrence of the event giving rise to the payment of the severance benefit by the Company hereunder, but in no event more than thirty (30) days thereafter, and the second installment payable one (1) year following the occurrence of such event, provided, however, that the severance benefit payable by the Company pursuant to Paragraph 6(c)(i) hereof will be reduced by any other cash payments made to the Executive under a written employment agreement between the Executive and the Company for periods after the date on which the Executive's employment was terminated.

          iii. Gross-Up Payments. Anything in this Agreement to the contrary
               -----------------
               notwithstanding, in the event that a severance payment is made under this Agreement and it shall be determined (as hereafter provided) that any payment (other than the Gross-Up Payments provided for herein) or distribution by the Company or any of its affiliates to or for the benefit of the Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, or the lapse or termination of any restriction on, or the vesting or exercisability of any of the foregoing (a "Payment"), excluding, however, any stock option or right in respect of restricted stock, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any successor provision thereto), by reason of being considered "contingent on a change in ownership or control" of the Company, within the meaning of Section 280G of the Code (or any successor provision thereto) or to any similar tax imposed by state or local law, or any interest or penalties with respect to such tax (such tax or taxes, together with any such interest and penalties, being hereafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment or payments (collectively, a "Gross-Up Payment"). The Gross-Up Payment shall be in an amount such that, after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including an Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment. The procedural provisions relating to Gross-Up Payments that are set forth in Appendix A hereto are hereby incorporated herein by this reference.

          d.   Mitigation. The Executive shall not be required to mitigate the
               ----------
               amount of any payment provided for in this Section 6 of this Agreement by seeking other employment or otherwise.

     7. NONDISCLOSURE. Executive acknowledges that during the course of her employment by the Company, the Company will provide, and the Executive will acquire, knowledge of special and unique value with respect to the Company's business operations, including, by way of illustration, the Company's existing and contemplated product line, trade secrets, compilations, business and financial methods or practices, plans, hardware and software technology products, systems, programs, projects and know-how, pricing, cost of providing service and equipment, operating and maintenance costs, marketing and selling techniques and information, customer data, customer names and addresses, customer service requirements, supplier lists, and confidential information relating to the Company's policies, employees, and/or business strategy (all of such information herein referenced to as the "Confidential Information"). Executive recognizes that the business of the Company is dependent upon Confidential Information and that the protection of the Confidential Information against unauthorized disclosure or use is of critical importance to the Company. Executive agrees that, without prior written authorization of the Chairman of the Board of the Company, Executive will not, during her employment, divulge to any person, directly or indirectly, except to the Company or its officers and agents or as reasonably required in connection with Executive's duties on behalf of the Company, or make any independent use of, except on behalf of the Company, any of the Company's Confidential Information, whether acquired by the Executive during her employment or not. Executive further agrees that Executive will not, at any time after her employment has ended, use or divulge to any person directly or indirectly any Confidential Information, or use any Confidential Information in subsequent employment of any nature. If Executive is subpoenaed, or is otherwise required by law to testify concerning Confidential Information, Executive agrees to notify the Company upon receipt of a subpoena, or upon belief that such testimony shall be required. This nondisclosure provision shall survive the termination of this Agreement for any reason. Executive acknowledges that the Company would not employ Executive but for her covenants and promises contained in this Section 7.

     8. RETURN OF DOCUMENTS. Executive agrees that if Executive's relationship with the Company is terminated (for whatever reason), Executive shall not remove or take with Executive, but will leave with the Company or return to Company, all Confidential Information, Work Product (as defined in Section 12), records, files, data, memoranda, reports, customer lists, customer information, product information, price lists, documents and other information, in whatever form (including on computer disk), and any and all copies thereof, or if such items are not on the premises of the

Company, Executive agrees to return such items immediately upon Executive's termination or the request of the Company. Executive acknowledges that all such items are and remain the property of the Company.

     9. NON-INTERFERENCE OR SOLICITATION. Executive agrees that during her employment, and for a period of six (6) months following the termination of her employment (for whatever reason), that neither he nor any individual, partner(s), limited partnership, corporation or other entity or business with which he is in any way affiliated, including, without limitation, any partner, limited partner, director, officer, shareholder, employee, or agent of any such entity or business, will (i) request, induce or attempt to influence, directly or indirectly, any employee of the Company to terminate their employment with the Company or (ii) employ any person who as of the date of this Agreement was, or after such date is or was, an employee of the Company. Executive further agrees that during the period beginning with the commencement of Executive's employment with the Company and ending six (6) months after the termination of Executive's employment with the Company (for whatever reason), he shall not, directly or indirectly, as an employee, agent, consultant, stockholder, director, partner or in any other individual or representative capacity of the Company or of any other person, entity or business, solicit or encourage any present or future customer, supplier, contractor, partner or investor of the Company to terminate or otherwise alter his, her or its relationship with the Company. This provision shall survive the termination of this Agreement for any reason.

     10. NON-COMPETITION. In consideration of the numerous mutual promises contained in the Agreement between the Company and the Executive, including, without limitation, those involving Confidential Information, and in order to protect the Company's Confidential Information and to reduce the likelihood of irreparable damage which would occur in the event such information is provided to or used by a competitor of the Company, Executive agrees that during her employment and for an additional period of six (6) months immediately following the termination of her employment, whether voluntary or involuntary (the "Non-competition Term"), not to, directly or indirectly, either through any form of ownership or as a director, officer, principal, agent, employee, employer, adviser, consultant, shareholder, partner, or in any individual or representative capacity whatsoever, without the prior written consent of the Company (which consent may be withheld in its sole discretion), (i) compete for or solicit business related to Internet Utility Services for or on behalf of any person or business entity with a place of business in the United States or Canada; (ii) own, operate, participate in, undertake any employment with or have any interest in any entity with a place of business in the United States or Canada in the business of marketing and selling of Internet Utility Services to persons or business entities, except owning publicly traded stock for investment purposes only in which Executive owns less than 5%, (iii) compete for or solicit Internet Utility Services business from any customer of the Company (or its successors by merger); or (iv) use in any competition, solicitation, or marketing effort any Confidential Information, any proprietary list, any information concerning customers of the Company, or any Work Product (as defined in Section 12).

     If, during any period within the Non-competition Term, Executive is not in compliance with the terms of this Section 10, the Company shall be entitled to, among other remedies, compliance by Executive with the terms of this Section 10 for an additional period equal to the period of such noncompliance. For purposes of this Agreement, the term "Non-competition Term" shall also include this additional period. Executive hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this
Section 10 are reasonable and are no broader than are necessary to protect the legitimate business interests of the Company.

     This non-competition provision shall survive the termination of Executive's employment and can only be revoked or modified by a writing signed by the parties which specifically states an intent to revoke or modify this provision. Any writing modifying this provision may only be signed on behalf of the Company by its General Counsel or Chairman of the Board. Executive acknowledges that the Company would not employ her but for her covenants or promises contained in this
Section 10.

     11. REFORMATION OF SECTION 10. The Company and Executive agree and stipulate that the agreements and covenants not to compete contained in Section 10 hereof are fair and reasonable in light of all of the facts and circumstances of the relationship between Executive and the Company; however, Executive and the Company are aware that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of the provisions of Section 10, the Company and Executive agree that in the event a court should decline to enforce the provisions of Section 10, that Section 10 shall be deemed to be modified or reformed to restrict Executive's competition with the Company or its affiliates to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, in no event shall the provisions of Section 10 be deemed to be more restrictive to Executive than those contained herein.

     12. ACKNOWLEDGMENT OF EMPLOYER'S RIGHT IN WORK PRODUCT. For purposes of this Section 12, "Work Product" shall mean all intellectual property rights, including all trade secrets, U.S. and international copyrights, patentable inventions, discoveries and other intellectual property rights in any programming, design, documentation, technology, or other work product that is created in connection with Executive's work. In addition, all rights in any preexisting programming, design, documentation, technology, or other Work Product provided to the Company during Executive's employment shall automatically become part of the Work Product hereunder, whether or not it arises specifically out of Executive's "Work." For purposes of this Agreement, "Work" shall mean (1) any direct assignments and required performance by or for the Company, and (2) any other productive output that relates to the business of the Company and is produced during the course of Executive's employment or engagement by the Company. For this purpose, Work may be considered present even after normal working hours, away from the Company's premises, on an unsupervised basis, alone or with others. Unless otherwise provided in a subsequent writing signed by the Chairman of the Board of Directors of the Company, this Agreement shall apply to all Work

Product created in connection with all Work conducted before or after the date of this Agreement.

     The Company shall own all rights in the Work Product. To this end, all Work Product shall be considered work made for hire for the Company. If any of the Work Product may not, by operation of law or agreement, be considered Work made by Executive for hire for the Company (or if ownership of all rights therein do not otherwise vest exclusively in the Company immediately), Executive agrees to assign, and upon creation thereof does hereby automatically assign, with further consideration, the ownership thereof to the Company. Executive hereby irrevocably relinquishes for the benefit of the Company and its assigns any moral rights in the Work Product recognized by applicable law. The Company shall have the right to obtain and hold, in whatever name or capacity it selects, copyrights, registrations, and any other protection available in the Work Product.

     Executive agrees to perform upon the request of the Company, during or after Executive's Work or employment, such further acts as may be necessary or desirable to transfer, perfect, and defend the Company's ownership of the Work Product, including by (1) executing, acknowledging, and delivering any requested affidavits and documents of assignment and conveyance, (2) obtaining and/or aiding in the enforcement of copyrights, trade secrets, and (if applicable) patents with respect to the Work Product in any countries, and (3) providing testimony in connection with any proceeding affecting the rights of the Company in any Work Product.

     Executive warrants that Executive's Work for the Company does not and will not in any way conflict with any remaining obligations Executive may have with any prior employer or contractor. Executive also agrees to develop all Work Product in a manner that avoids even the appearance of infringement of any third party's intellectual property rights. This provision shall survive the termination of this Agreement for any reason.

     13. INJUNCTIVE RELIEF. Executive acknowledges and agrees that the agreements and covenants contained in this Agreement are essential to protect the Confidential Information, business, and goodwill of the Company. Executive further acknowledges that the breach of any of the agreements contained herein, including, without limitation, the confidentiality covenants specified in
Section 7, the non-solicitation covenants specified in Section 9, the non-competition covenants contained in Section 10, and the covenants with respect to Work Product contained in Section 12, will give rise to irreparable injury to the Company, inadequately compensable in damages. Accordingly, the Company shall be entitled to injunctive relief to prevent or cure breaches or threatened breaches of the provisions of this Agreement and to enforce specific performance of the terms and provisions hereof in any court of competent jurisdiction, in addition to any other legal or equitable remedies which may be available. Executive further acknowledges and agrees that in the event of the termination of Executive's employment with the Company, whether voluntary or involuntary, that the enforcement of a remedy hereunder by way of injunction shall not prevent Executive from earning a reasonable livelihood. Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company's legitimate business interests and are reasonable in scope and content.

     14. SEVERABILITY AND REFORMATION. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, and if the rights or obligations of Executive or the Company under this Agreement would not be materially and adversely affected thereby, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part thereof, the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 14.

     15. ARBITRATION. The Employee and the Company shall submit to mandatory binding arbitration in any controversy or claim arising out of, or relating to, this agreement or any breach hereof. Such arbitration shall be conducted in accordance with the commercial arbitration rules of the American Arbitration Association in effect at that time, and judgment upon the determination or ward rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitrator is hereby authorized to award to the prevailing party the costs (including reasonable attorneys' fees and expense) of any such arbitration.

     16. GOVERNING LAW. THIS AGREEMENT WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WiTH THE LAWS OF THE STATE OF WASHINGTON WiTHOUT GIVING EFFECT TO ANY PRINCIPLE OF CONFLICT-OF-LAWS THAT WOULD REQUIRE THE APPLICATION OF THE LAW OF ANY OTHER JURISDICTION.

     17. SURVIVAL. Executive's termination from employment, for whatever reason, shall not reduce or terminate Executive's covenants and agreements set forth herein.

     18. ENTIRE AGREEMENT. This Agreement, including the Recitals and introductions, embodies the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes any and all prior conflicting or inconsistent agreements, consents and understandings relating to such subject matter. Executive acknowledges and agrees that there is no oral or other agreement between the Company and Executive which has not been incorporated in this Agreement. This Agreement may only be modified pursuant to Section 19.

     19. NO WAIVER. The forebearance or failure of one of the parties hereto to insist upon strict compliance by the other with any provision of this Agreement, whether continuing or not, shall not be construed as a waiver of any rights or privileges hereunder. No waiver of any right or privilege of a party arising from any default or failure hereunder of performance by the other shall affect such party's rights or privileges in the event of a further default or failure of performance.

     20. MODIFICATION. This Agreement may be modified only by a written agreement signed by both parties. Any such written modification may only be signed on behalf of the Company by the General Counsel or Chairman of the Board of the Company.

     21. KNOWLEDGE. Executive acknowledges that Executive has had the opportunity to read and review this Agreement and that Executive understands all of the terms of this Agreement and its importance. Executive further acknowledges that the Company would not employ or disclose Confidential Information to Executive without this Agreement and her promises concerning nondisclosure, non-solicitation, non-competition, and Work Product. Executive acknowledges that the Company encourages Executive to consider consulting with an attorney prior to execution of this Agreement by Executive.

     22. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original instrument, and all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the day and year designated above.

EXECUTIVE

                                             /s/ M. Carroll Benton
                                             --------------------------------

                                             XCEL MANAGEMENT, INC.

                                             By: /s/ John P. Gorst
                                                -----------------------------

                                             Name: John P. Gorst
                                                  ---------------------------
                                             Title: Chairman CEO
                                                   --------------------------

                                   Exhibit 1


                              Salary and Benefits


Reference Section 4, part a.

     A.   Salary to be $135,000 per annum for year one of the Employment Period.

     B.   Salary to be $150,000 per annum for year two of the Employment Period.

     C.   Salary to be $165,000 per annum for year three of the Employment
          Period.


Reference Section 4, part b.

     A.   Executive eligible to participate in an incentive bonus program.

     B.   Executive to receive 6 weeks paid vacation each calendar year.

     C.   Executive to receive 7 days per calendar year as sick leave.

     D. Executive to receive subsidized health, life, disability, and dental insurance through the Company.

     E.   Executive to receive use of a Company owned/leased vehicle.

                       Exhibit 2 -- Stock Options

     During a meeting of the Company's Board of Directors on February 21, 2000 (the "Grant Date"), the Board approved the award of stock options to Executive pursuant to the terms outlined in this Exhibit 2. The options described in this
Exhibit 2 will be documented through a stock option plan, to be adopted effective as of the Grant Date, and two option agreements. The stock option plan and option agreements will contain additional terms and conditions concerning the options; provided, however, that the options issued to Executive will terminate on the tenth (10/th/) anniversary of the Grant Date. In the case of a conflict between this Exhibit 2 and the option agreements entered into between the Company and Executive or the Company's stock option plan, the language of the option agreements and/or the relevant stock option plan shall control.

     1.   Preferred Stock Option Award. The Board of Directors has awarded
          ----------------------------
Executive an option to acquire one million shares of the Company's Class A Common Stock, with an initial exercise price of $.20, which is equal to 100% of the fair market value of the Company's preferred stock on the Grant Date. The option will become vested after the eighth anniversary of the Grant Date. The Executive's ability to exercise the option will accelerate, however, based on the Company's attainment of the following milestones:

          A. 500,000 shares will become immediately exercisable on the date that the Company's common stock is traded on the NASD Bulletin Board.

          B. 250,000 shares will become immediately exercisable on the date that $5 million in outside investment capital for the Company has been raised (following the date of the Company's incorporation).

          C. 250,000 shares will become immediately exercisable on the first business day following the date that the Company's common stock has traded on the NASD Bulletin Board at $5.00 per share for a period of ten (10) consecutive business days.


     2.   Common Stock Option Award. The Board of Directors has awarded
          -------------------------
Executive an option to acquire three million shares of the Company's common stock, with an initial exercise price which is not less than 100% of the fair market value of the Company's common stock on the Grant Date. The options will become vested on the dates listed below.

          1. 750,000 options become exercisable on the one-year anniversary of the Grant Date. The options shall have an exercise price of $0.50 per share.

          2. 750,000 options become exercisable on the two-year anniversary of the Grant Date. The options shall have an exercise price of $1.00 per share.

          3. 1,000,000 options become exercisable on the three-year anniversary of the Grant Date. The options' exercise price shall be as follows:
(i) 330,000 options shall have an exercise price of $1.50 per share; (ii) 450,000 options shall have an exercise price of $3.00 per share; and (iii) 220,000 options shall have an exercise price of $4.00 per share.

Appendix A
----------


GROSS-UP PAYMENT PROCEDURAL PROVISIONS

          (a) Subject to the provision of Paragraph (e) hereof, all determinations required to be made under Paragraph 6(c)(iii) of the Agreement, including whether an Excise Tax is payable by the Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required to be paid by the Company to the Executive and the amount of such Gross-Up Payment, if any, shall be made by a Top 5 accounting firm (the "Accounting Firm") selected by the Executive in her sole discretion. The Executive shall direct the Accounting Firm to submit its determination and detailed supporting calculations to both the Company and the Executive within thirty (30) calendar days after the Termination Date, if applicable, and any such other time or times as may be requested by the Company or the Executive. If the Accounting Firm determines that any Excise Tax is payable by the Executive, the Company shall pay the required Gross-Up Payment to the Executive within fifteen (15) business days after receipt of such determination and calculations with respect to any Payment to the Executive. If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall, at the same time as it makes such determination, furnish the Company and the Executive an opinion that the Executive has substantial authority not to report any Excise Tax on her federal, state or local income or other tax return. As a result of the uncertainty in the application of Section 4999 of the Code (or any successor provision thereto) and the possibility of similar uncertainty regarding applicable state or local tax law at the time of any determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which shall not have been made by the Company should have been made (an "Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts or fails to pursue its remedies pursuant to Paragraph
(e) hereof and the Executive thereafter is required to make a payment of any Excise Tax, the Executive shall direct the Accounting Firm to determine the amount of the Underpayment that has occurred and to submit its determination and detailed supporting calculations to both the Company and the Executive as promptly as possible. Any such Underpayment shall be promptly paid by the Company to, or for the benefit of, the Executive within fifteen (15) business days after receipt of such determination and calculations.

          (b) The Company and the Executive shall each provide the Accounting Firm access to and copies of any books, records and documents in the possession of the Company or the Executive, as the case may be, reasonably requested by the Accounting Firm, and otherwise cooperate with the Accounting Firm in connection with the preparation and issuance of the determinations and calculations contemplated by Paragraph (a) hereof. Any determination by the Accounting Firm as to the amount of the Gross-Up Payment shall be binding upon the Company and the Executive.

          (c) The federal, state and local income or other tax returns filed by the Executive shall be prepared and filed on a consistent basis with the determination of the Accounting Firm with respect to the Excise Tax payable by the Executive. The

Executive shall make proper payment of the amount of any Excise Payment, and at the request of the Company, provide to the Company true and correct copies (with any amendments) of her federal income tax return as filed with the Internal Revenue Service and corresponding state and local tax returns, if relevant, as filed with the applicable taxing authority, and such other documents reasonable requested by the Company, evidencing such payment. If prior to the filing of the Executive's federal income tax return, or corresponding state or local tax return, if relevant, the Accounting Firm determines that the amount of the Gross-Up Payment should be reduced, the Executive shall within fifteen (15) business days pay to the Company the amount of such deduction.

          (d) The fees and expenses of the Accounting Firm for its services in connection with the determinations and calculations contemplated by Paragraph
(a) hereof shall be borne by the Company. If such fees and expenses are initially paid by the Executive, the Company shall reimburse the Executive the full amount of such fees and expenses within fifteen (15) business days after receipt from the Executive of a statement therefor and reasonable evidence of her payment thereof.

          (e) The Executive shall notify the Company in writing of any claim by the Internal Revenue Service or any other taxing authority that, if successful, would require the payment by the Executive of a Gross-Up Payment. Such notification shall be given as promptly as practicable but no later than ten
(10) business days after the Executive actually receives notice of such claim and the Executive shall further apprise the Company of the nature of such claim and the date on which such claim is requested to be paid (in each case, to the extent known by the Executive). The Executive shall not pay such claim prior to the earlier of (i) the expiration of the thirty (30) calendar-day period following the date on which he gives such notice to the Company and (ii) the date that any payment of amount with respect to such claim is due. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

          (i) provide the Company with any written records or documents in her possession relating to such claim reasonably requested by the Company;

          (ii) take such action in connection with contesting such claim as the Company shall reasonable request in writing from time to time, including without limitation accepting legal representation with respect to such claim by an attorney competent in respect of the subject matter and reasonably selected by the Company;

          (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

          (iv) permit the Company to participate in any proceedings relating to such claim;

provided, however that the Company shall bear and pay directly all costs and
-----------------
expenses (including interest and penalties) incurred in connection with such contest and shall indemnity and hold harmless the Executive, on an after-tax basis, for and against any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of such representation and payment of costs and expenses. Without limiting the foregoing provisions of this Paragraph (e), the Company shall control all proceedings taken in connection with the contest of any claim contemplated by this Paragraph (e) and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim (provided, however, that the Executive may participate therein at her own cost and expense) and may, at its option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a count of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however,
                                                              -----------------
that if the Company directs the Executive to pay the tax claimed and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income or other tax, including interest or penalties with respect thereto, imposed with respect to such advance; and provided further, however, that any extension of the statute of
             -------------------------
limitations relating to payment of taxes for the taxable year of the Executive with respect to which the contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of any such contested claim shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

          (f) If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph (e) hereof, the Executive receives any refund with respect to such claim, the Executive shall (subject to the Company's complying with the requirements of Paragraph (e) hereof) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after any taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Paragraph (e) hereof, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) calendar days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of any such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid by the Company to the Executive pursuant to this Paragraph 6(c)(iii) of the Agreement.